Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Corporation Announces Management Promotions

NEW HYDE PARK, NY – November 13, 2008 – Kimco Realty Corporation (NYSE: KIM) announced today the following management promotions and changes. David B. Henry has been appointed president of the company.  In this role, Henry will assume a principal leadership role for the execution of the company’s overall business strategy.  He also will continue to act as vice chairman and chief investment officer.  Milton Cooper will continue to serve as chief executive officer and chairman of the board of directors.  Cooper will also lead an expanded office of the chairman.

David Lukes has been appointed chief operating officer of the company, succeeding Michael J. Flynn.  Lukes will direct the strategy and day-to-day activities of the company’s shopping center business. Lukes was most recently Kimco’s executive vice-president with responsibility for the financial performance of the U.S. and Puerto Rico portfolios.

Michael J. Flynn will retire from full-time employment effective December 31, 2008.  Flynn has been president and chief operating officer of Kimco since 1997, vice chairman since 1996 and a member of the board of directors since 1991.  Flynn will continue to be engaged in a strategic advisory capacity, which includes serving on Kimco’s investment committee, consulting on the company’s business projects in the Florida market and participating in periodic business unit and portfolio reviews.

Michael V. Pappagallo, the company’s chief financial officer, has also been appointed chief administrative officer.  In addition to his role as CFO, Pappagallo will oversee corporate planning and administration, which comprises technology, risk management, legal operations and human resource programs.

The company also announced that Messrs. Cooper, Henry, Pappagallo and Lukes will form the office of the chairman. The office will set overall strategic direction for the company, determine investment policy and focus on organizational development.

Said Milton Cooper, “We have in place today a team of skillful and experienced managers with skin in the game.  As a key member of our team, David Henry has been instrumental in developing a business platform that today includes a robust investment management unit, a growing base of international operations and additional opportunistic enterprises.  With this talented team, we are well positioned to move to the next level of growth and to remain a leader among retail REITs. We are also grateful to Mike Flynn for his contributions to Kimco’s growth and success and we are pleased that he will remain engaged in a strategic advisory capacity.”

Added Cooper, “Through all market cycles our paramount goals remain the same: to continue to build a world class real estate company and to deliver long-term value to shareholders.”

The management changes will become effective immediately.

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates the nation's largest portfolio of neighborhood and community shopping centers.  As of September 30, 2008, the company owned interests in 1,945 properties comprising 182 million square feet of leasable space across 45 states, Puerto Rico, Canada, Mexico, Chile, Brazil and Peru. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, and (v) increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2007. Copies of each filing may be obtained from the company or the Securities & Exchange Commission. The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

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CONTACT: Barbara M. Pooley, vice president, finance and investor relations, 1-866-831-4297

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